Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Ownership

AiXin (BVI) International Group Co., Ltd	British Virgin Islands	100	%(1)

HK AiXin International Group Co., Limited	Hong Kong	100	%(2)

Chengdu AiXin Zhonghong Biological Technology Co., Ltd.,	China	100	%(3)

AiXin Life International Group, Inc. (4)	Nevada	100%

Aixin Shangyan Hotel Management Co., Ltd.	China	100%

Aixintang Pharmacy Co., Ltd.	China	100%

Chengdu Aixintang Pharmacy Co., Ltd. Jianyang Branch	China	100%

Chengdu Aixintang Pharmacy Co., Ltd. Mianyang Branch	China	100%

Chengdu Aixintang Liucheng Pharmacy Co., Ltd.	China	100%

Chengdu Aixintang Pharmacy Co., Ltd. Xinjin Branch	China	100%

Chengdu Aixintang Pharmacy Co., Ltd.	China	100%

Qionglai Weide Pharmacy	China	100%

Chengdu Wenjiang Aixinhui Pharmacy Co., Ltd.	China	100%

Chengdu Beibang Pharmacy Co., Ltd.	China	100%

Chengdu Xindu District Cundetang Pharmacy Co., Ltd.	China	100%

(1) Holding company which owns all of the outstanding shares of HK AiXin International Group Co., Limited.

(2) Intermediate holding company which owns all of the outstanding shares of Chengdu AiXin Zhonghong Biological Technology Co., Ltd.,

(3) Operating company.

(4) Inactive. Has no assets and conducts no operations.